Exhibit 107

Calculation of Fee Filing Tables

Form S-8

Cycurion Inc.

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered		Proposed Max Offering Price Per Share		Proposed Max Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other (1)	10,000,000	(2)	$0.3980	(3)	$3,980,000.00		$609.34	(4)

Total Offering Amounts							$3,980,000.00	-	$609.34
Total Fees Previously Paid							-	-	-
Total Fee Offsets							-	-	-
Net Fee Due							-	-	$609.34

(1)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares of Common Stock being registered hereunder because of stock splits, stock dividends or similar transactions.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act. The maximum offering price per share is based on the average of the high and low prices of the Common Stock as reported on The NASDAQ Stock Market, LLC on June [10] 2025.
(4)	The fee is calculated by multiplying the aggregate offering amount by $0.00015310, pursuant to Section 6(b) of the Securities Act.